Exhibit 4(o)

FOURTH AMENDMENT OF

LOAN AGREEMENT

THIS FOURTH AMENDMENT OF LOAN AGREEMENT (“Amendment”) is entered into and effective as of the 24th day of January, 2014 among NUGEN ENERGY, LLC, a South Dakota limited liability company (“Borrower”), FIRST NATIONAL BANK OF OMAHA in its capacities as Agent and a Bank (“Agent”) and the Banks party to the Loan Agreement referenced below, and amends that certain Loan Agreement dated November 1, 2011 among Borrower, the Agent and Banks (as amended, the “Loan Agreement”).

WHEREAS, pursuant to the Loan Agreement, Banks extended to Borrowers the Loans described in the Loan Agreement;

WHEREAS, pursuant to that certain First Amendment of Loan Agreement dated November 1, 2012, the Loan Termination Date of the Revolving Loan was extended to May 31, 2013;

WHEREAS, pursuant to that certain Second Amendment of Loan Agreement dated March 13, 2013, the Fixed Charge Coverage Ratio and Working Capital Covenant were modified and the Loan Agreement was otherwise amended as provided for therein;

WHEREAS, pursuant to that certain Third Amendment of Loan Agreement dated May 31, 2013, the Loan Termination Date of the Revolving Loan was extended to May 31, 2014;

WHEREAS, Borrower desires to construct two 1,100,000 bushel capacity grain bins at a cost which would exceed the $2,500,000 annual capital expenditure covenant of the Loan Agreement, and Borrower has requested the Agent and Lenders consent to the exclusion of the construction costs of such grain bins from the capital expenditures covenant of the Loan Agreement, and under the terms of this Amendment, Agents and Lenders have agreed; and

WHEREAS, the parties desire to amend the Loan Agreement as provided for in this Amendment.

NOW, THEREFORE, in consideration of the amendments to the Loan Agreement provided for below, the mutual covenants herein and other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereto agree to amend the Loan Agreement as follows:

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1. Capitalized terms used herein shall have the meaning given to such terms in the Loan Agreement as amended in this Amendment, unless specifically defined in this Amendment.

2. Section 5.4.9 of the Loan Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

5.4.9 Make, or commit to make, capital expenditures (including the total amount of any capital leases) in an aggregate amount exceeding $2,500,000.00 in any single fiscal year of BORROWER, nor capital expenditures not included in a ADMINISTRATIVE AGENT approved CAPEX BUDGET; provided, however, that not more than $6,000,000 of capital expenditures from the construction of two 1,100,000 bushel capacity grain bins at the PROJECT will be excluded from the determination of BORROWER’s capital expenditures in BORROWER’s 2014 fiscal year. ADMINISTRATIVE AGENT hereby approves the inclusion of such grain bins in BORROWER’s 2014 CAPEX BUDGET.

3. Except as modified herein, all other terms, provisions, conditions and obligations imposed under the terms of the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified, affirmed and certified by Borrower. Borrower hereby ratifies and affirms the accuracy and completeness of all representations and warranties contained in the Loan Agreement and other Loan Documents. Borrower represents and warrants to the Agent and the Banks that the representations and warranties set forth in the Loan Agreement, and each of the other Loan Documents, are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and as if each reference in “this Agreement” included references to this Amendment. Borrower represents, warrants and confirms to the Agent and the Banks that no Events of Default is now existing under the Loan Documents and that no event or condition exists which would constitute an Event of Default with the giving of notice and/or the passage of time. Nothing contained in this Amendment either before or after giving effect thereto, will cause or trigger an Event of Default under any Loan Document. To the extent necessary, the Loan Documents are hereby amended consistent with the amendments provided for in this Amendment.

4. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

5. This Amendment will be governed by and construed in accordance with the laws of the State of Nebraska, exclusive of its choice of laws rules.

6. Borrower will comply with all terms and conditions of this Amendment and any other documents executed pursuant hereto and will, when requested by the Agent, execute and deliver such further documents and instruments necessary to

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consummate the transactions contemplated hereby and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Amendment.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment on the date first written above.

FIRST NATIONAL BANK OF OMAHA, as Agent and as a Bank

By:	/s/ Blake Suing
Title:	Loan Officer

NUGEN ENERGY, LLC, Borrower

By:	/s/ Aaron Riedell
Title:	President and CEO
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AgStar Financial Services, PCA, as a Bank

By:	/s/ Erik Moe

Title:	Director
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1st Farm Credit Services, PCA, as a Bank

By:	/s/ Dale Richardson

Title:	Vice President
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1st Farm Credit Services, FLCA, as a Bank

By:	/s/ Dale Richardson

Title:	Vice President
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Farm Credit Services of America, PCA as a Bank

By:	/s/ Kathy Frahm

Title:	Vice President
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Farm Credit Services of America, FLCA as a Bank

By:	/s/ Kathy Frahm

Title:	Vice President
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Badgerland Financial, FLCA, as a Bank

By:	/s/ Ken Rue

Title:	Vice President
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Midwest Bank of Western Illinois, as a Bank

By:	/s/ Brad Ray

Title:	Vice President
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